UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): April 13, 2010

FAR EAST ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
 (State or other jurisdiction of incorporation)

0-32455	88-0459590
(Commission File Number)	(IRS Employer Identification Number)

363 N. Sam Houston Parkway East, Suite 380, Houston, Texas 77060
(Address of principal executive offices)

(832) 598-0470
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2010, Far East Energy Corporation (the “Company”) appointed Bruce N. Huff as Chief Financial Officer to succeed Andrew Lai. On April 13, 2010, Mr. Lai notified the Company that he would resign as the Company’s Chief Financial Officer effective April 19, 2010 in order to pursue other endeavors.

Mr. Huff, age 59, previously served as the Company’s Chief Financial Officer from May 2004 until his resignation in September 2007.  Prior to joining the Company in 2004, Mr. Huff spent 13 years at Harken Energy Corporation, an oil and gas exploration, development and production company, beginning as Senior Vice President and Chief Financial Officer and eventually becoming the President and Chief Operating Officer in 1998. From October 2007 through October 2008, Mr. Huff served as Chief Financial Officer of Opal Energy Corp, an oil and gas exploration company focusing on natural gas exploration in the Gulf Coast of Texas.  He then served as an independent consultant for various oil and gas companies from October 2008 until rejoining the Company in April 2009.  Since April 2009, Mr. Huff has served as the Company’s Vice President – Capital Development, assisting the Company in raising funds for its drilling and exploration programs.  He is a graduate of Abilene Christian University and a Certified Public Accountant.

Mr. Huff will receive a base salary of $225,000 per year and will be eligible to receive discretionary bonuses as determined by the Compensation Committee of the Company.  In conjunction with his appointment, he was awarded a bonus of $50,000 and 275,000 shares of restricted stock (the “Restricted Stock”) under the Far East Energy Corporation 2005 Stock Incentive Plan. The Restricted Stock will vest in four equal installments, with the first installment vesting on April 19, 2010 (the “Date of Grant”) and subsequent installments vesting on the first, second and third anniversary of the Date of Grant.

Item 9.01  Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 19, 2010

Far East Energy Corporation

By:  /s/ Michael R. McElwrath

Michael R. McElwrath
Chief Executive Officer

Index to Exhibits

Exhibit Number	Description

99.1	Press Release